Press release
For immediate release
August 20 2008

Coulon JV Project: New Drill Intersections Up to 11.54% Zn, 1.2% Cu, 98.92 g/t Ag / 9.5m (Lens 08) and 7.15% Zn, 0.77% Cu, 14.3 g/t Ag / 7.45m (Lens 9-25)

QUEBEC - Virginia Mines Inc. (TSX:VGQ) ("Virginia") is pleased to report new results from its summer 2008 drilling program on the Coulon JV property (50% Virginia - 50% Breakwater Resources Ltd), located 15km north of the Fontanges airport, Quebec middle-north. The exploration program also includes prospecting as well as borehole InfiniTEM surveys.

The latest results come from 31 new holes and two previous holes that were extended in the area of lenses 9-25, 08, 44, 16-17, Spirit and of the Jessica showing (surface plan).

Seven new deep holes have been completed and two previous holes have been extended to test the area of lenses 9-25 and 08. These holes crosscut several new economic intersections and they also allowed better definition of the geology of the area and the geometry of the mineralized lenses. Lenses 9-25 and 08 are localized on the east flank of a canoe-shape structure (synform) oriented in a general north-south direction. The mineralized lenses have a very steep dip and they can be followed vertically to a depth of about 650 to 750m, where they bend rapidly to become sub-horizontal at the base of the canoe-shape structure (cross-sections 18+25N and 19+75N and 3D views). The sub-horizontal portion of lens 08 in the hinge zone of the synform corresponds to what was previously called lens 08W. The new drill holes link these two zones, which will now be referred to simply as lens 08. However, for greater clarity, the position of mineralized intersections in relation to the synformal structure (east flank or hinge zone) is indicated in the table of results. The same logic also applies to lens 9-25.

New drill holes CN-08-150B, 166, 175, 176 and 177B as well as the extensions of previous holes CN-05-35 and CN-08-145C tested lens 08 in the hinge zone and/or on the flank of the synform and the majority of these holes yielded economic intersections (longitudinal 08). Hole CN-08-175 crosscut at a low angle lens 08 on the east flank of the synform and yielded intersections grading 11.54% Zn, 1.2% Cu, 98.92 g/t Ag / 9.5m (438.7 - 448.2m), 10.24% Zn, 0.98% Cu, 74.21 g/t Ag / 9.05m (467.55 - 476.6m) and 6.5% Zn, 0.36% Cu, 66.93 g/t Ag / 2.75m (601.9 - 604.65m). Also on the east flank of lens 08, hole CN-08-150B crosscut an intersection grading 1.52% Zn, 0.92% Cu, 12.26 g/t Ag / 9.6m (653.9- 663.5m). This same hole CN-08-150B intersected lens 08 again, at depth, but this time in the hinge zone position, with a result of 4.72% Zn, 0.53% Cu, 25.98 g/t Ag / 2.6m (1057.7 - 1060.3m). As well, the hinge zone of the synform produced several other promising results in lens 08, with 5.86% Zn, 1.13% Cu, 40.78 g/t Ag / 9.2m (753.4 - 762.6m) in hole CN-08-176, 3.62% Zn, 1% Cu, 24.54 g/t Ag / 7.65m (817.6 - 825.25m) in hole CN-08-177B, 5.33% Zn, 0.19% Cu, 15.57 g/t Ag / 4m (896.45 - 900.45m) in the extension of hole CN-05-35 and 1.16% Zn, 1.10% Cu, 20.57 g/t Ag / 9.95m (812.05- 822m) in hole CN-08-166. In these latter cases, the thickness of the drill intersections is fairly close to the true thickness. The prolongation of hole CN-08-145C has been the only negative test of lens 08 in the hinge zone of the synform during the recent period.

As for lens 9-25, it was tested by seven new drill holes and by the prolongation of hole CN-05-35 (longitudinal 9-25). According to our new geological interpretation, hole CN-08-149 ran along the inflexion zone of lens 9-25 over a distance of about 150m, hence yielding several mineralized intersections within this interval. Best mineralized intersections include 2.27% Zn, 1.81% Cu, 45 g/t Ag / 7.05m (795.55 - 802.6m), 3.63% Zn, 5.77% Cu, 92.66 g/t Ag / 2.35m (858.45- 860.8m), 2.11% Zn, 3.9% Cu, 63.05 g/t Ag / 2.7m (877 - 879.7m), 3.02% Zn, 0.9% Cu, 18.93 g/t Ag / 14.6m (904.4 - 919m), 7.15% Zn, 0.77% Cu, 14.3 g/t Ag / 7,45m (933.55 - 941m) and 2.22% Zn, 2.34% Cu, 40.57 g/t Ag / 2.1m (944.9 - 947m). The other holes mainly tested the hinge zone of the synform and intersected a few alteration zones locally with anomalous base-metal values. Hole CN-08-168 did not intercept the horizon hosting lens 9-25 and thus is not reported in the longitudinal. At the present time lens 9-25 seems to be much less developed than lens 08 in the hinge zone of the synform.

Guided by this recent geological interpretation, Virginia will pursue exploration of the area hosting lenses 08 and 9-25 with several additional drill holes during 2008. The hinge zone of the synform looks very prospective for lens 08 and remains a high-priority target. The extension to the north of this canoe-shape structure is still poorly understood and remains untested at depth. Finally, a brand new area opens up for exploration since the west flank of the synform, offering in principle the same potential as the east flank, remains entirely virgin to exploration below the depth limit of geophysical investigation.

THE SPIRIT LENS YIELDS UP TO 14.01% Zn, 1.01% Cu, 113.09 g/t Ag / 3.25m IN DRILLING
The Spirit lens was tested by fourteen additional drill holes (CN-08-148, 151 to 159, 161 to 163 and 165) during the summer of 2008. Drilling has significantly extended the known limits of the lens (longitudinal Spirit). The mineralization, a few metres in thickness, consists typically of semi-massive sulphides (sphalerite-chalcopyrite-pyrite-pyrrhotite) locally with 1-10% gahnite (a zinc oxide). Drilling yielded several interesting grade intersections including 14.01% Zn, 1.01% Cu, 113.09 g/t Ag / 3.25m (CN-08-156), 10.89% Zn, 0.89% Cu, 13.46 g/t Ag / 3.35m (CN-08-161), 11.44% Zn, 1.1% Cu, 26.25 g/t Ag /2.6m (CN-08-152) and 11.05% Zn, 0.32% Cu, 43.79 g/t Ag / 1.7m (CN-08-154).

The Spirit lens trends in a N315 degrees general direction with a weak dip of about 30 degrees to the north-east. The mineralization of economic interest is now confirmed over a lateral distance of about 300m and over a distance of 300m along dip. However, the holes drilled outside of this perimeter have intersected weak or no mineralization. Drill results will be integrated with the geological mapping currently in progress in order to plan the next drilling phase in this area.

OTHER DRILL HOLES
In the recent period, ten other holes (CN-08-160, 164, 167, 169, 170, 171, 172, 173, 174 and 178) were also drilled in the areas of lenses 44 and 16-17 and in the area of the Jessica showing. In general these holes intersected the favourable felsic rocks but only hole CN-08-170 crosscut a significant mineralized intersection with 6.63% Zn, 0.14% Cu and 36.9 g/t Ag / 1.15m in the extension at depth of lens 16-17.

Virginia and Breakwater are encouraged by the recent results obtained on the Coulon JV project. Lenses 9-25 and 08 keep yielding very interesting intersections in drilling and the new geological interpretation of the area highlights several new targets with promising potential. Many interesting regional targets remain unexplained and will be tested in 2008. Virginia and Breakwater will spend a budget of over $20M in 2008. This budget will be used to fund an important drilling program that will be carried out throughout the year jointly with other work programs including ground geophysics and prospecting as well as geological mapping.

New results are reported in the annexed table. All samples have been analyzed at the certified laboratory ALS Chemex in Val-d'Or.Work is carried out by the personnel of Virginia Mines Inc, under the supervision of Mr. Paul Archer, geological engineer. Mr. Archer is a Qualified Person (as defined by National Instrument 43-101) and has more than 25 years of experience in exploration. Mr. Archer reviewed and approved the content of this press release.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $45,011,592 as of May 31, 2008, and 27,535,110 shares issued and outstanding as of August 18, 2008. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT:
Andre Gaumond, President,
Paul Archer, V-P Exploration or
Amelie Laliberte, Investor Relations.
200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events